Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

COURTYARD BY MARRIOTT PITTSBURGH SHADYSIDE

New York – March 12, 2013 – Carey Watermark Investors Incorporated (CWI) today announced that it has acquired the Courtyard Pittsburgh Shadyside. The 132-room hotel, which opened in 2003, includes approximately 1,600 square feet of meeting space, a Starbucks Coffee House, fitness center, business center and indoor pool/whirlpool.

CWI’s total investment in the property is approximately $34.6 million, including a $29.9 million purchase price and $4.8 million of planned capital improvements and acquisition–related costs.  The investment will be financed with $21 million of debt.  The renovation, which is anticipated to be completed in early 2014, will include the installation of Courtyard’s Bistro Lobby concept and a full soft goods refurbishment of the guest rooms and public space.  The hotel will continue to be managed by Concord Hospitality.

Located in the Shadyside area of Pittsburgh, Pennsylvania east of the CBD, the property is in close proximity to the University of Pittsburgh Medical Center, Western Pennsylvania Hospital, Carnegie Mellon University, University of Pittsburgh and Shadyside shops, which include upscale stores and boutiques including Coach and Apple. Within 4 miles of Interstate 376, the property is accessible to the Downtown CBD and all other Pittsburgh submarkets.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “We view Shadyside as Pittsburgh’s most upscale market and see its location as one of the best within the market.  The Courtyard Shadyside is already a market leader in terms of average rate and RevPAR and, as part of the Marriott family of brands, benefits from a strong loyalty program and significant national distribution.  With the completion of the lobby renovation and redo of the guestrooms and public space, its dominant market position within the competitive set will be further enhanced.  Consequently, we feel this investment is a particularly attractive opportunity for generating strong cash flow and future value for our investors.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors.

www.careywatermark.com

Courtyard by Marriott

Courtyard by Marriott offers a refreshing environment that helps guests stay connected, productive and balanced. Intuitive services and design accommodate guests’ needs for choice and control. With more than 900 locations in 38 countries and territories, Courtyard hotels participate in the award-winning Marriott Rewards® frequent travel program that allows members to earn hotel points or airline miles for every dollar spent during each stay. For more information or reservations, call the Courtyard toll-free number at 800-321-2211, visit www.courtyard.com or become a fan at www.facebook.com/courtyard.

Concord Hospitality

Concord Hospitality Enterprises Company, an award-winning hotel management and development company based in Raleigh, NC, manages more than 90 hotels offering more than 12,000 guest rooms in 24 states and two Canadian provinces.  The company operates hotels and resorts under such well-known industry elite brands as Marriott, Hilton, Hyatt, Starwood, Intercontinental Hotels Group and Choice Hotels as well as select independent boutique hotels.  Formed in 1985, Concord recently was listed as one of the nation’s top management companies by independent sources, and recently won Marriott’s elite Partnership Circle award for the eighth time.  Concord properties are some of the most awarded hotels in the country, having won nearly 100 top honors in the past two years alone.

For more information, visit www.Concordhotels.com.

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the companies intend that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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